CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

CFO Advantage, Inc.

To Whom It May Concern:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) which grants an aggregate of 782,000 Shares of Common stock of Left Right Marketing Technology, Inc., under a certain "Consultant and Employee Stock Compensation Plan" with certain employees and officers of Left Right Marketing Technology, Inc., and to the incorporation by reference therein of the consolidated financial statements of the Company included in its Registration Statement and the quarterly reports filed with the Securities and Exchange Commission.

/s/ CFO Advantage, Inc.

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CFO Advantage, Inc.